EXHIBIT 21.1


                SUBSIDIARIES OF JACKPOT ENTERPRISES, INC.



                                                      STATE OF
             COMPANY                  %OWNED       INCORPORATION

1.Cardivan Company                     100%            Nevada

2.Corral Coin, Inc.                    100%            Nevada

3.Corral Country Coin, Inc.            100%            Nevada

4.Corral United, Inc.                  100%            Nevada

5.Jackpot Gaming, Inc.                 100%            Nevada

6.Jackpot Owl, Inc.                    100%            Nevada

7.Jackpot's Highway 93 Casino, Inc.    100%            Nevada

